EXHIBIT 4.3

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PROGRAMME AGREEMENT in respect of a £2,500,000,000 EURO MEDIUM TERM NOTE PROGRAMME

THIS AMENDED AND RESTATED AGREEMENT is made on 26th April, 2002 BETWEEN:

(1)	CADBURY SCHWEPPES PUBLIC LIMITED COMPANY of 25 Berkeley Square, London W1J 6HB ("Cadbury Schweppes" and, in its capacity as guarantor of Notes issued by CSF (as defined below), the "Guarantor");

(2)	CADBURY SCHWEPPES FINANCE p.l.c. of 25 Berkeley Square, London W1J 6HB ("CSF" and, together with Cadbury Schweppes, the "Issuers" and, individually, an "Issuer"); and

(3)	DEUTSCHE BANK AG LONDON of Winchester House, 1 Great Winchester Street, London EC2N 2DB as arranger and a dealer (in its capacity as a dealer, "Deutsche Bank"); and

(4)	BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS, DRESDNER BANK AG LONDON BRANCH, HSBC BANK plc, J.P. MORGAN SECURITIES LTD., NATIONAL AUSTRALIA BANK LIMITED, and THE ROYAL BANK OF SCOTLAND plc (together with Deutsche Bank, the "Initial Dealers").

WHEREAS:

(A)	The Issuers and the Initial Dealers (other than HSBC Bank plc, National Australia Bank Limited and The Royal Bank of Scotland plc) entered into a Programme Agreement (the "Original Programme Agreement") dated 26th May 1999 in respect of a £1,500,000,000 Euro Medium Term Note Programme which was supplemented by a First Supplemental Programme Agreement dated 9th June, 2000 and a Second Supplemental Programme Agreement dated 8th June, 2001.

(B)	HSBC Bank plc became a Dealer on 9th June, 2000 and each of National Australia Bank Limited and The Royal Bank of Scotland plc became a Dealer as of 8th June, 2001.

(C)	This Issuers wish to amend the Original Programme Agreement for the purpose, amongst other things, of changing the size of the Programme to £2,500,000,000.

(D)	This Agreement amends and restates the Original Programme Agreement. Any Notes issued under the Programme on or after the date hereof shall be issued pursuant to this Agreement. This does not affect any Notes issued under the Programme prior to the date of this Agreement.

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IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

(1)	For the purposes of this Agreement, except where the context requires otherwise:

"Agency Agreement" means the agreement of even date herewith between each Issuer, the Guarantor, the Trustee, the Principal Paying Agent and the other Paying Agents referred to therein under which, amongst other things, the Principal Paying Agent is appointed as issuing agent, principal paying agent and agent bank for the purposes of the Programme;

"Agreement Date" means, in respect of any Note, the date on which agreement is reached for the issue of such Note as contemplated in clause 2 which, in the case of Notes issued on a syndicated basis or otherwise in relation to which a Subscription Agreement is entered into, shall be the date upon which the relevant Subscription Agreement is signed by or on behalf of all the parties thereto;

"Agreements" means each of this Programme Agreement, the Trust Deed and the Agency Agreement;

"Arranger" means Deutsche Bank AG London and any entity appointed as an arranger for the Programme or in respect of any particular issue of Notes under the Programme and references in this Agreement to the "Arranger" shall be references to the relevant Arranger;

"Authorised Adviser" means Deutsche Bank AG London or any other authorised adviser appointed by the Issuers from time to time for the purposes of liaising with the relevant authority or authorities from time to time;

"Clearstream, Luxembourg" means Clearstream Banking, société anonyme;

"Confirmation Letter" means:

(a) in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Confirmation Letter substantially in the form set out in Part II of Appendix C hereto; and

(b) in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Confirmation Letter substantially in the form set out in Part IV of Appendix C hereto;

"Dealer" means each of the Initial Dealers (including Deutsche Bank AG London in its capacity as Arranger) and any New Dealer and excludes any entity whose appointment has been terminated pursuant to clause 10, and references in this Agreement to the "relevant Dealer" shall, in relation to any Note, be references to the Dealer or Dealers with whom the relevant Issuer has agreed the issue and purchase of such Note;

"Dealer Accession Letter" means:

(a) in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part I of Appendix C hereto; and

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(b) in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in Part III of Appendix C hereto;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"FSMA" means the Financial Services and Markets Act 2000;

"Initial Documentation List" means the list of documents set out in Appendix A to this Agreement;

"Lead Manager" means, in relation to any Tranche of Notes, the person named as the Lead Manager in the applicable Subscription Agreement;

"Listing Agent" means, in relation to any Notes which are, or are to be, listed on a Stock Exchange other than the London Stock Exchange, such listing agent as the Issuer may from time to time appoint for the purposes of liaising with such Stock Exchange;

"Listing Particulars" means, with regard to the issue of Notes to be listed on a Stock Exchange, any listing particulars (including supplementary listing particulars) approved under the Listing Rules by the relevant authority:

(i) in accordance with the provisions of section 75 of the FSMA (including any supplementary listing particulars published in accordance with the provisions of this Agreement or otherwise) in the case of Notes which are, or are to be, listed on the London Stock Exchange; and/or

(ii) in accordance with their equivalent in the case of Notes which are, or are to be, listed on a Stock Exchange other than the London Stock Exchange;

"Listing Rules" means:

(i) in the case of Notes which are, or are to be, admitted to the Official List, the listing rules made under section 74 of the FSMA; and

(ii) in the case of Notes which are, or are to be, admitted to listing on a Stock Exchange other than the London Stock Exchange, the listing rules and regulations for the time being in force for such Stock Exchange;

"London Stock Exchange" means the London Stock Exchange plc or such other body to which its functions have been transferred;

"Moody's" means Moody's Investors Service Limited;

"New Dealer " means any entity appointed as an additional Dealer in accordance with clause 11;

"Note" means a note issued or to be issued by the relevant Issuer pursuant to this Agreement, which Note may be represented by a Global Note or be in definitive form including any receipts, coupons or talons relating thereto;

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"Offering Circular" means the Offering Circular relating to the Notes prepared in connection with the Programme and constituting (in the case of Notes other than Notes not to be listed on a Stock Exchange) to the extent specified therein the Listing Particulars as revised, supplemented or amended from time to time by each of the Issuers in accordance with clause 5(2) including, in relation to each Tranche of Notes, the applicable Pricing Supplement and such other documents as are from time to time incorporated therein by reference except that for the purpose of clause 4(1) and 4(2) in respect of the Agreement Date and the Issue Date, the Offering Circular means the Offering Circular as at the Agreement Date but not including any subsequent revision, supplement or amendment thereto;

"Official List" has the meaning given to that term in section 103 of the FSMA;

"Pricing Supplement" means the pricing supplement issued in relation to each Tranche of Notes (substantially in the form of Annexe C to the Procedures Memorandum) as a supplement to the Offering Circular and giving details of that Tranche;

"Principal Paying Agent" means JPMorgan Chase Bank as Principal Paying Agent under the Agency Agreement and any successor Principal Paying Agent appointed in accordance with the Agency Agreement;

"Procedures Memorandum" means the Operating and Administrative Procedures Memorandum as amended or varied from time to time including in respect of any Tranche, by agreement between the relevant Issuer and the relevant Dealer or Lead Manager with the approval of the Principal Paying Agent;

"Programme" means the Euro Medium Term Note Programme the subject of this Agreement;

"Relevant Party" means each Dealer, each of their respective affiliates and each person who controls them (within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act) and each of their respective directors, officers, employees and agents;

"Securities Act" means the United States Securities Act of 1933, as amended;

"Standard & Poor's" means Standard & Poor's Rating Services, a division of the McGraw-Hill Companies Inc.;

"Stock Exchange" means the London Stock Exchange or any other stock exchange(s) on which any Notes may from time to time be listed or admitted to trading and references in this Agreement to the "relevant Stock Exchange" shall, in relation to any Notes, be references to the stock exchange or stock exchanges on which such Notes are from time to time, or are intended to be, listed or admitted to trading;

"Subscription Agreement" means an agreement (by whatever name called) in or substantially in the form set out in Appendix E hereto or in such other form as may be agreed between the relevant Issuer, the Guarantor (where the relevant Issuer is CSF) and the Lead Manager which agreement shall be supplemental to this Agreement;

"Trust Deed" means the Trust Deed of even date herewith between the Issuers, the Guarantor and the Trustee pursuant to which Notes will, on issue, be constituted and which sets out the terms and conditions upon and subject to which the Trustee has agreed to act as trustee and any trust deed or other document executed by the Issuers, the Guarantor and the Trustee in accordance with the provisions thereof and expressed to be supplemental thereto; and

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"Trustee" means The Law Debenture Trust Corporation p.l.c. and shall, whenever the context so admits, include such company and/or any other trustee or trustees for the time being for the holders of the Notes under the Trust Deed.

(2)	Terms and expressions defined in the Trust Deed, the Agency Agreement, the Conditions and/or the applicable Pricing Supplement and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires.

(3)	In this Agreement, clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement.

(4)	All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted.

(5)	All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Trust Deed, the Agency Agreement, any Series of Notes and any Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented, replaced or novated from time to time including, but without prejudice to the generality of the foregoing, this Agreement as supplemented by any Subscription Agreement.

(6)	Words denoting the singular number only shall include the plural number also and vice versa; words denoting the masculine gender only shall include the feminine gender also; and words denoting persons only shall include firms and corporations and vice versa.

(7)	All references in this Agreement to Euroclear and/or Clearstream, Luxembourg shall, wherever the context so permits, be deemed to include reference to any successor operator and/or successor clearing system and/or any additional or alternative clearing system specified in the applicable Pricing Supplement and/or approved by the relevant Issuer, the Trustee and the Principal Paying Agent.

(8)	All references in this Agreement to the common depositary shall, whenever the context so permits, be deemed to include references to any successor common depositary or any additional or alternative common depositary approved by the relevant Issuer, the Trustee and the Principal Paying Agent.

(9)	All references in this Agreement to the "relevant Issuer" shall be to the Issuer of a particular Tranche of Notes pursuant to this Agreement.

(10)	References in relation to any Notes which include "listing" or are "listed" on the London Stock Exchange shall be construed to mean that such Notes have been admitted to the Official List and admitted to trading on the London Stock Exchange.

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2.	AGREEMENTS TO ISSUE AND PURCHASE NOTES

(1)	Subject to the terms and conditions of this Agreement, the relevant Issuer may from time to time agree with any Dealer to issue, and any Dealer may agree to purchase, Notes.

(2)	Unless otherwise agreed between the parties, on each occasion upon which the relevant Issuer and any Dealer agree on the terms of the issue by the relevant Issuer and purchase by such Dealer of one or more Notes:

(a) the relevant Issuer shall cause such Notes which shall be initially represented by a Temporary Global Note or a Permanent Global Note as indicated in the applicable Pricing Supplement, to be issued and delivered to a common depositary for Euroclear and Clearstream, Luxembourg;

(b) the securities account of the relevant Dealer with Euroclear and/or Clearstream, Luxembourg (as specified by the relevant Dealer) will be credited with such Notes on the agreed Issue Date, as described in the Procedures Memorandum; and

(c) the relevant Dealer or, as the case may be, the Lead Manager shall, subject to such Notes being so credited, cause the net purchase moneys for such Notes to be paid in the relevant currency by transfer of funds to the designated account of the Principal Paying Agent or (in the case of syndicated issues) the designated account of the relevant Issuer with Euroclear and/or Clearstream, Luxembourg so that such payment is credited to such account for value on such Issue Date, as described in the Procedures Memorandum.

(3)	Unless otherwise agreed between the relevant Issuer and the relevant Dealer, where more than one Dealer has agreed with the relevant Issuer to purchase a particular Tranche of Notes pursuant to this clause, the obligations of such Dealers so to purchase the Notes shall be joint and several.

(4)	Where the relevant Issuer agrees with two or more Dealers to issue, and such Dealers agree to purchase, Notes on a syndicated basis, the relevant Issuer and the Guarantor (where the relevant Issuer is CSF) shall enter into a Subscription Agreement with such Dealers. The relevant Issuer may also enter into a Subscription Agreement with one Dealer only. For the avoidance of doubt, the Agreement Date in respect of such issue shall be the date on which the Subscription Agreement is signed on behalf of all parties thereto.

(5)	The procedures which the parties intend should apply for the purposes of issues not to be subscribed pursuant to a Subscription Agreement are set out in Annexe A, Part 1 of the Procedures Memorandum. The procedures which the parties intend should apply for the purposes of issues to be subscribed pursuant to a Subscription Agreement are set out in Annexe A, Part 2 of the Procedures Memorandum.

(6)	Each of the Issuers and the Dealers acknowledges that any issue of Notes denominated in a currency in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply may only be issued in circumstances which comply with such laws, guidelines, regulations, restrictions or reporting requirements from time to time.

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3.	CONDITIONS OF ISSUE; UPDATING OF LEGAL OPINIONS

(1)	First issue

Before the relevant Issuer reaches its first agreement with any Dealer for the issue and purchase of Notes, each Dealer shall have received, and found satisfactory (in its reasonable opinion) all of the documents and confirmations described in Part I of the Initial Documentation List. Any Dealer must notify the Arranger and the relevant Issuer within five London business days of receipt of the documents and confirmations described in the Initial Documentation List if it considers any such document or confirmation to be unsatisfactory in its reasonable opinion and, in the absence of such notification, such Dealer shall be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

(2)	Each issue

The obligations of a Dealer under any agreement for the issue and purchase of Notes made pursuant to clause 2 are conditional upon:

	(a)	there having been, as at the proposed Issue Date, no adverse change from that set forth in the Offering Circular as at the relevant Agreement Date in the condition (financial or otherwise) of either the relevant Issuer or the Guarantor (where the relevant Issuer is CSF) and its consolidated subsidiaries taken as a whole which, in any case, is material in the context of the issue and offering of the Notes, nor the occurrence of any event making untrue or incorrect to an extent which is material as aforesaid any of the warranties contained in clause 4 or resulting in a material misstatement in or material omission from the Offering Circular;

	(b)	there being no outstanding breach of any of the obligations of either the relevant Issuer or the Guarantor (where the relevant Issuer is CSF) under this Agreement, the Trust Deed, the Agency Agreement or any Notes which has not been expressly waived by the relevant Dealer on or prior to the proposed Issue Date;

	(c)	subject to clause 12, the aggregate nominal amount (or, in the case of Notes denominated in a currency other than sterling, the sterling equivalent (determined as provided in subclause (5)) of the aggregate nominal amount) of the Notes to be issued, when added to the aggregate nominal amount (or, in the case of Notes denominated in a currency other than sterling, the sterling equivalent (determined as aforesaid) of the aggregate nominal amount) of all Notes outstanding (as defined in the Trust Deed) on the proposed Issue Date (excluding for this purpose Notes due to be redeemed on such Issue Date) not exceeding £2,500,000,000;

	(d)	in the case of Notes which are intended to be listed, the relevant authority or authorities having agreed to list such Notes, subject only to the issue of the relevant Notes;

	(e)	no meeting of the holders of Notes called to resolve matters which would be material in the context of the proposed issue and purchase of the Notes (or any of them) having been duly convened but not yet held or, if held but adjourned, the adjourned meeting having not been held and neither the relevant Issuer nor the Guarantor (where the relevant Issuer is CSF) being aware of any circumstances which are likely to lead to the convening of such a meeting;

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	(f)	there having been, between the Agreement Date and the Issue Date for such Notes, in the opinion of the relevant Dealer after consultation with the relevant Issuer if reasonably practicable, no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the opinion of the relevant Dealer, be likely to prejudice materially the sale by such Dealer of the Notes proposed to be issued or where relevant the dealing in such Notes in the secondary market would or would be likely to materially change the circumstances prevailing at the Agreement Date;

	(g)	there being in full force and effect all governmental or regulatory resolutions, approvals or consents required for the relevant Issuer to issue the Notes and the Guarantor (where the relevant Issuer is CSF) to guarantee the Notes on the proposed Issue Date and for the relevant Issuer and the Guarantor (where the relevant Issuer is CSF) to fulfil their obligations under such Notes and the Trust Deed, respectively, and the relevant Issuer and the Guarantor (where the relevant Issuer is CSF) each having delivered to the relevant Dealer (and, to the extent not previously delivered, to the Arranger) certified copies of such resolutions, approvals or consents and, where applicable, certified English translations thereof;

	(h)	there having been, between the Agreement Date and the Issue Date, no downgrading in the rating of any of the relevant Issuer's or the Guarantor's senior debt by Standard & Poor's, Fitch Ratings Ltd or Moody's or the placing on "Creditwatch" with negative implications or similar publication of formal review with negative implications by the relevant rating agency;

	(i)	the forms of the Pricing Supplement, the applicable Global Notes, Notes in definitive form and Receipts, Coupons or Talons (each as applicable) in relation to the relevant Tranche and the relevant settlement procedures having been agreed by the relevant Issuer, the relevant Dealer, the Trustee and the Principal Paying Agent;

	(j)	the relevant currency being accepted for settlement by Euroclear and Clearstream, Luxembourg;

	(k)	the delivery to the Common Depositary of the Temporary Global Note and/or the Permanent Global Note representing the relevant Notes as provided in the Agency Agreement; and

	(l)	any calculations or determinations which are required by the relevant Conditions to have been made prior to the Issue Date having been duly made.

In the event that any of the foregoing conditions is not satisfied, the relevant Dealer shall be entitled (but not bound) by notice to the relevant Issuer to be released and discharged from its obligations under the agreement reached under clause 2.

(3)	Waiver

Any Dealer, on behalf of itself only, may by notice in writing to the relevant Issuer and the Guarantor (where the relevant Issuer is CSF) waive any of the conditions precedent contained in subclause (2) (save for the condition precedent contained in subclause (2)(c)) in so far as they relate to an issue of Notes to that Dealer.

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(4)	Updating of legal opinions

On such occasions as a Dealer so requests the relevant Issuer (on the basis of reasonable grounds), the relevant Issuer will procure that a further legal opinion or further legal opinions, as the case may be, in such form and with such content as the Dealers may reasonably require, is or are delivered, at the expense of the relevant Issuer (failing which the Guarantor (where the relevant Issuer is CSF)) to the Dealers and the Trustee from legal advisers (approved by the Dealers) in England. If at or prior to the time of any agreement to issue and purchase Notes under clause 2 such a request is made with respect to the Notes to be issued, the receipt of the relevant opinion or opinions by the relevant Dealer in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.
(5)	Determination of amounts outstanding

For the purposes of subclause (2)(c):

(a)	the sterling equivalent of Notes denominated in another Specified Currency shall be determined, at the discretion of the relevant Issuer, either as of the Agreement Date for such Notes or on the preceding day on which commercial banks and foreign exchange markets are open for business in London, in each case on the basis of the spot rate for the sale of the sterling against the purchase of such Specified Currency in the London foreign exchange market quoted by any leading international bank selected by the relevant Issuer on the relevant day of calculation;

(b)	the sterling equivalent of Dual Currency Notes, Index Linked Notes and Partly Paid Notes shall be calculated in the manner specified above by reference to the original nominal amount on issue of such Notes (in the case of Partly Paid Notes regardless of the amount of the subscription price paid); and

(c)	the sterling equivalent of Zero Coupon Notes and other Notes issued at a discount or a premium shall be calculated in the manner specified above by reference to the net proceeds received by the relevant Issuer for the relevant issue.

4.  REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

(1)	As at the date of this Agreement, each Issuer and the Guarantor (where the Issuer is CSF) jointly and severally hereby represents, warrants and undertakes to the Dealers and each of them as follows:

	(a)	that:

		(i)	the most recently published audited consolidated and unconsolidated financial statements (if any) of each Issuer and the Guarantor; and

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(ii)	the most recently published unaudited interim consolidated and unconsolidated financial statements (if any) of each Issuer and the Guarantor, were in each case prepared in accordance with the requirements of law and with accounting principles generally accepted in the United Kingdom consistently applied (except as disclosed therein) and that they give a true and fair view of (i) the consolidated and unconsolidated financial position of each Issuer and the Guarantor as at the date to which they were prepared (the "relevant date") and (ii) the consolidated and unconsolidated results of operations of each Issuer and the Guarantor for the financial year ended on the relevant date and that there has been no material adverse change in the consolidated or unconsolidated position (financial or trading) of each Issuer and the Guarantor since the most recent relevant date, except as disclosed in the Offering Circular;

(b)	that each Issuer is a public limited company validly existing under the laws of England with power and authority to conduct its business as presently conducted and as described in the Offering Circular, to issue the Notes, to execute and deliver this Agreement, the Trust Deed and the Agency Agreement and to comply with the provisions of the Notes, this Agreement, the Trust Deed, the Agency Agreement and the Global Note;

(c)	that the Offering Circular contains all material information with respect to each Issuer and its subsidiaries and the statements contained therein relating to each Issuer and its subsidiaries are in every material particular true and accurate and not misleading in any material respect and there are no other facts in relation to each Issuer and its subsidiaries the omission of which would in the context of the issue of the Notes make any statement in the Offering Circular misleading in any material respect;

(d)	that the Offering Circular contains all the information required by section 80 of the FSMA and otherwise complies with the listing rules made by the London Stock Exchange under the FSMA (the "Listing Rules");

(e)	that the issue of the Notes and the execution of this Agreement, the Trust Deed and the Agency Agreement by each Issuer have been duly authorised by each Issuer and that upon due execution, issue and delivery the same will constitute legal, valid and binding obligations of each Issuer enforceable in accordance with their respective terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally and the qualifications referred to in the legal opinion referred to in paragraph 6 of Appendix A;

(f)	that the execution and delivery of this Agreement, the Trust Deed and the Agency Agreement by each Issuer and the issue of the Notes and the performance of the terms of the Notes, this Agreement, the Trust Deed and the Agency Agreement by each Issuer will not infringe any applicable law or regulation of the United Kingdom and are not contrary to the provisions of the Memorandum and Articles of Association of each Issuer and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which each Issuer is a party or by which it or its property is bound which is material in the context of the issue of the Notes;

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(g)	that neither Issuer nor any of their subsidiaries is involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the Notes nor so far as either Issuer is aware is any such litigation or arbitration pending or threatened;

(h)	that all consents and approvals of any court, government department or other regulatory body of the United Kingdom required by each Issuer for the execution and delivery of this Agreement, the Trust Deed and the Agency Agreement by each Issuer and the issue of the Notes and the performance of the terms of the Notes, this Agreement, the Trust Deed and the Agency Agreement by each Issuer have been obtained and are in full force and effect;

(i)	that no event relating to either Issuer has occurred which would constitute (after the issue of the Notes) an event of default under the Notes or which with the giving of notice or the lapse of time or other condition would (after the issue of the Notes) constitute an event of default;

(j)	that in relation to each Tranche of Notes for which a Dealer is named as a Stabilising Manager in the applicable Pricing Supplement, neither Issuer has issued and neither Issuer will issue, without the prior consent of that Dealer, any press or other public announcement referring to the proposed issue of Notes unless the announcement adequately discloses that stabilising action may take place in relation to the Notes to be issued;

(k)	that neither Issuer, their affiliates (as defined in Rule 902(c) under the Securities Act) nor any persons (other than the Dealers) acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) in respect of the Notes; and

(l)	that each Issuer, its affiliates and any person (other than any Dealer) acting on its or their behalf have complied with and will comply with the offering restrictions requirement of Regulation S under the Securities Act.

(2)	With regard to each issue of Notes, each of the Issuers shall be deemed to repeat the representations, warranties and agreements contained in subclause (1) as at the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, such representations, warranties and agreements) and as at the Issue Date of such Notes.

(3)	Each of the Issuers shall be deemed to repeat the representations, warranties and agreements contained in subclause (1) on each date on which the Offering Circular is revised, supplemented or amended and on each date on which the aggregate nominal amount of the Programme is increased in accordance with clause 12.

(4)	The representations, warranties and agreements contained in this clause shall continue in full force and effect notwithstanding the actual or constructive knowledge of any Dealer with respect to any of the matters referred to in the representations and warranties set out above, any investigation by or on behalf of the Dealers or completion of the subscription and issue of any Notes.

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5.	UNDERTAKINGS OF EACH ISSUER AND THE GUARANTOR

(1)	Notification of material developments
(a)	The relevant Issuer and the Guarantor (where the relevant Issuer is CSF) shall promptly after becoming aware of the occurrence there of notify each Dealer of:

	(i)	(A) any Event of Default or any condition, event or act which would after an issue of Notes (or would with the giving of notice and/or the lapse of time) constitute an Event of Default or (B) any breach of the representations and warranties or undertakings contained in the Agreements to which it is a party; and

	(ii)	any development affecting either the relevant Issuer or the Guarantor or any of their respective businesses which is material in the context of the Programme or any issue of Notes.

(b)	If, following the Agreement Date and before the Issue Date of the relevant Notes, the relevant Issuer or the Guarantor (where the relevant Issuer is CSF) becomes aware that the conditions specified in clause 3(2) will not be satisfied in relation to that issue, the relevant Issuer or the Guarantor (where the relevant Issuer is CSF), as the case may be, shall forthwith notify the relevant Dealer to this effect giving full details thereof. In such circumstances, the relevant Dealer shall be entitled (but not bound) by notice to the relevant Issuer and the Guarantor (where the relevant Issuer is CSF) to be released and discharged from its obligations under the agreement reached under clause 2.

(c)	Without prejudice to the generality of the foregoing, each Issuer and the Guarantor shall from time to time promptly furnish to each Dealer such information relating to such Issuer or the Guarantor as such Dealer may reasonably request provided that neither Issuer nor the Guarantor shall be obliged to furnish any information in circumstances where it is prohibited from doing so by law or the information requested is commercially sensitive and provided further that each Issuer and the Guarantor shall be entitled to require each Dealer reasonably requesting information to comply with any reasonable confidentiality requirements of the relevant Issuer or the Guarantor.

(2)	Updating of Offering Circular

(a)	On or before the first issue of Notes to be listed on the Official List and admitted to trading on the London Stock Exchange after each anniversary of the date of this Agreement, the Issuers and the Guarantor shall update or amend the Offering Circular (following consultation with the Arranger who will consult with the Dealers) by the publication of a supplement thereto or a new Offering Circular, in a form approved by the Dealers.

(b)	In the event of a change in the condition of the Issuers and/or the Guarantor which is material in the context of the Programme or the issue of any Notes or if the Offering Circular shall otherwise come to contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect or, if it is necessary at any time to amend the Offering Circular to comply with, or reflect changes in, the laws or regulations of England, the Issuers and the Guarantor shall update or amend the Offering Circular (following consultation with the Arranger who will consult with the Dealers) by the publication of a supplement thereto or a new Offering Circular in a form approved by the Dealers.

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(c)	The Offering Circular shall, as specified therein, be deemed to incorporate by reference therein the most recently published audited consolidated and unconsolidated financial statements and, if published later, the most recently published interim consolidated and unconsolidated financial statements (if any) of each Issuer and the Guarantor provided that such financial statements will not form a part of the Listing Particulars. Upon any new financial statements being incorporated in the Offering Circular as aforesaid or upon the publication of a revision, supplement or amendment to the Offering Circular, the relevant Issuer or the Guarantor shall promptly supply to each Dealer and the Principal Paying Agent such number of copies of such financial statements, revision, supplement or amendment as each Dealer or the Principal Paying Agent (as the case may be) may reasonably request. Until a Dealer receives such financial statements, revision, supplement or amendment, the definition of "Offering Circular" in clause 1(1) shall, in relation to such Dealer, mean the Offering Circular prior to the receipt by such Dealer of such financial statements or the publication of such revision, supplement or amendment.

(d)	If the terms of the Programme are modified or amended in a manner which would make the Offering Circular inaccurate or misleading, a new Offering Circular will be prepared in a form approved by the Dealers.

(3)	Listing

Each Issuer and the Guarantor:

	(a)	confirms that it has authorised the Authorised Adviser to make or cause to be made, and the Authorised Adviser shall make or cause to be made, an application on behalf of and at the expense of the Issuers for the Programme to be listed on the Official List of the UK Listing Authority and to be admitted to trading on the London Stock Exchange;

	(b)	agrees and undertakes that it will, in accordance with section 83 of the FSMA, arrange to deliver the Listing Particulars to the Registrar of Companies in England and Wales; and

(c)	shall comply with section 87 of the FSMA (if applicable) and the Listing Rules in that regard and shall supply to each Dealer such number of copies of supplementary listing particulars as such Dealer may reasonably request.

If in relation to any issue of Notes, it is agreed between the relevant Issuer and the relevant Dealer or the Lead Manager, as the case may be, to list such Notes on a Stock Exchange, each of the relevant Issuer and the Guarantor (where the relevant Issuer is CSF) undertakes to use all reasonable endeavours to obtain and maintain the listing or admission to trading of such Notes on such Stock Exchange. If any Notes cease to be listed or admitted to trading on the relevant Stock Exchange (or any other relevant authority or authorities), the relevant Issuer and the Guarantor (where the relevant Issuer is CSF) shall use its best endeavours promptly to list such Notes on a stock exchange to be agreed between the relevant Issuer and the relevant Dealer or, as the case may be, the Lead Manager

.

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Each of the Issuers and the Guarantor (where the relevant Issuer is CSF) shall comply with the rules of each relevant Stock Exchange (or any other relevant authority or authorities) and shall otherwise comply with any undertakings given by it from time to time to the relevant Stock Exchange (or any other relevant authority or authorities) in connection with any Notes listed on such Stock Exchange or the listing thereof and, without prejudice to the generality of the foregoing, shall furnish or procure to be furnished to the relevant Stock Exchange (or any other relevant authority or authorities) all such information as the relevant Stock Exchange (or any other relevant authority or authorities) may require in connection with the listing on such Stock Exchange of any Notes.

Each of the Issuers and the Guarantor (where the relevant Issuer is CSF) agrees to comply with the restrictions and agreements set out in paragraph 5 of Appendix B hereto.

(4)	The Agreements

Each of the Issuers and the Guarantor (where the relevant Issuer is CSF) undertakes that it will not:

(a) except with the consent of the Dealers, terminate any of the Agreements to which it is a party or effect or permit to become effective any amendment to any such Agreement which, in the case of an amendment, would or might adversely affect the interests of any Dealer or of any holder of Notes issued before the date of such amendment; or

(b) except with the consent of the Dealers, appoint a different Trustee under the Trust Deed; or

(c) except with the consent of the Dealers, appoint a different Principal Paying Agent under the Agency Agreement,

and each Issuer and the Guarantor (where the relevant Issuer is CSF) will promptly notify each of the Dealers of any termination of, or amendment to, any of the Agreements to which it is a party and of any change in the Trustee under the Trust Deed and/or the Principal Paying Agent under the Agency Agreement.

(5)	Lawful compliance

Each of the Issuers and the Guarantor (where the relevant Issuer is CSF) will at all times ensure that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, the obtaining and, where relevant, maintenance in full force and effect of all necessary permissions, consents or approvals of all relevant governmental authorities) so that it may lawfully comply with its obligations under all Notes, the Agreements to which it is a party and, further, so that it may comply with any applicable laws, regulations and guidance from time to time promulgated by any governmental and regulatory authorities relevant in the context of the issue of Notes.

(6)	Authorised representative

Each of the Issuers and the Guarantor will notify the Dealers immediately in writing if any of the persons named in the list referred to in paragraph 3 of Part I of the Initial Documentation List ceases to be authorised to take action on its behalf or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Dealers that such person has been so authorised.

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(7)	Auditors' comfort letters

Each of the Issuers and the Guarantor will (i) at the time of the preparation of the initial Offering Circular, (ii) thereafter upon each occasion when the same may be revised, supplemented or amended, whether by means of information incorporated by reference or otherwise, (insofar as such revision, supplement, amendment or update concerns or contains financial information about the Issuers or the Guarantor) and (iii) at other times whenever so requested by a Dealer (on the basis of reasonable grounds) deliver, at the expense of the relevant Issuer (failing which the Guarantor (where the relevant Issuer is CSF)) to the Dealers a comfort letter or comfort letters from independent auditors of the relevant Issuer or the Guarantor (where the relevant Issuer is CSF), as the case may be, in such form and with such content as the Dealers may reasonably request provided that no such letter or letters will be delivered under paragraph (ii) above if the only revision, supplement or amendment concerned is the publication or issue of any audited or unaudited financial statements of the relevant Issuer or the Guarantor (where the relevant Issuer is CSF), as the case may be.

If at or prior to the time of any agreement to issue and purchase Notes under clause 2 such a request is made with respect to the Notes to be issued, the receipt of the relevant comfort letter or letters in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

(8)	No other issues

During the period commencing on an Agreement Date and ending on the Issue Date with respect to any Notes which are to be listed, the relevant Issuer will not, without the prior consent of the relevant Dealer or, as the case may be, the Lead Manager, issue or agree to issue any other listed notes, bonds or other debt securities of whatsoever nature (other than Notes to be issued to the same Dealer) where such notes, bonds or other debt securities would have the same maturity and currency as the Notes to be issued on the relevant Issue Date.

(9)	Information on Noteholders' meetings

Each of the Issuers and the Guarantor (where the relevant Issuer is CSF) will, at the same time as it is despatched, furnish the Dealers with a copy of every notice of a meeting of the holders of the Notes (or any of them) which is despatched at the instigation of the Issuer or the Guarantor (where the relevant Issuer is CSF) and will notify the Dealers immediately upon its becoming aware that a meeting of the holders of the Notes (or any of them) has otherwise been convened.

(10)	Ratings

Each of the Issuers and the Guarantor (where the relevant Issuer is CSF) undertakes promptly to notify the Dealers of any change in the ratings given by Moody's and/or Fitch Ratings Ltd and/or Standard & Poor's of the Issuer's or the Guarantor's (where the relevant Issuer is CSF) debt or upon it becoming aware that such ratings are listed on "Creditwatch" or other similar publication of formal review by the relevant rating agency.

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(11)	Commercial Paper

In respect of any Tranche of Notes which must be redeemed before the first anniversary of the date of its issue, the Issuer will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of Section 19 of the FSMA):

	(a)	the relevant Dealer covenants in the terms set out in paragraph 2(iii) of Appendix B; and

	(b)	the redemption value of each Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

6.	INDEMNITY

(1)	Without prejudice to the other rights or remedies of the Dealers, each Issuer and the Guarantor (where the relevant Issuer is CSF) severally undertakes with the Dealers and each of them that if that Dealer or any Relevant Party relating to that Dealer incurs any losses, liabilities, damages, cost or expense (including, without limitation, legal fees, costs and expenses) (a "Loss") or any claims, actions or demands are made against it, arising out of, in connection with, or based on:

	(a)	any failure by the relevant Issuer to issue on the agreed Issue Date any Notes which a Dealer has agreed to purchase (unless such failure is as a result of the failure by the relevant Dealer to pay the aggregate purchase price for such Notes); or

	(b)	any actual or alleged breach of the representations, warranties and undertakings contained in, or made or deemed to be made by the relevant Issuer and the Guarantor (where the relevant Issuer is CSF) pursuant to, this Agreement; or

	(c)	any untrue or misleading (or allegedly untrue or misleading) statement in, or any omission (or alleged omission) from, the Offering Circular, in any case which is material in the context of the Programme and/or the issue and offering of Notes; or

	(d)	any untrue or misleading (or allegedly untrue or misleading) statement in any additional written information provided by the Issuers to the Dealers pursuant to clause 7 below,

the relevant Issuer or (where the relevant Issuer is CSF) the Guarantor shall pay to that Dealer on demand an amount equal to such Loss. No Dealer shall have any obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this clause 6(1).

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(2)	In the case of any such claim, action or demand being brought against any Relevant Party in respect of which an indemnity may be sought from any Issuer and/or the Guarantor (where the issuer is CSF), as the case may be, under this clause 6 the relevant Dealer shall promptly notify such Issuer and/or the Guarantor (where the issuer is CSF), as the case may be, in writing and such Issuer and/or the Guarantor (where the issuer is CSF), as the case may be, shall have the option (exercisable by notice in writing given to the relevant Dealer not later than 14 days after the giving of the relevant notice as aforesaid by the relevant Dealer) to assume the defence thereof. Where such Issuer and/or the Guarantor (where the issuer is CSF), as the case may be, has assumed such defence, the relevant Dealer shall have the right to employ separate legal advisers in relation to any such claim, action or demand and participate in the defence thereof, but the fees and expenses of such legal advisers shall be borne by the relevant Dealer (unless the employment thereof has been specifically authorised or requested in writing by such Issuer and/or the Guarantor (where the issuer is CSF), as the case may be, or the relevant Dealer has defences additional to or different from such Issuer and/or the Guarantor (where the issuer is CSF), as the case may be, or such Issuer and/or the Guarantor (where the issuer is CSF), as the case may be, has failed to employ legal advisers reasonably satisfactory to the Dealer within a reasonable period of time after notice by the Dealer of the commencement of such proceedings, in which case such Issuer (failing which the Guarantor (where the issuer is CSF)), as the case may be, shall pay all reasonable fees and expenses. Save for such fees and expenses, after such Issuer and/or the Guarantor (where the Issuer is CSF), as the case may be, shall have given notice to the relevant Dealer as aforesaid, such Issuer and/or the Guarantor (where the Issuer is CSF), as the case may be, shall not be liable for any legal or other expenses subsequently incurred by the Relevant Party in connection with such defence. Where such Issuer and/or the Guarantor (where the Issuer is CSF) has assumed such defence, such Issuer or the Guarantor (where the Issuer is CSF) shall not settle any claim, action or demand without the consent of the Relevant Party, such consent not to be unreasonably withheld or delayed. Such Issuer and/or the Guarantor (where the Issuer is CSF), as the case may be, shall not be liable to indemnify any Relevant Party in respect of any settlement of any such claim, action or demand effected without its consent, such consent not to be unreasonably withheld or delayed.

(3)	Without prejudice to the other rights or remedies of the Issuers and the Guarantor, each Dealer severally undertakes with the Issuers and the Guarantor that it will hold each Issuer and the Guarantor indemnified against any losses, liabilities, costs, claims, actions or demands which each Issuer and the Guarantor may incur or which may be made against it as a result of or in relation to any breach by such Dealer of the provisions of Appendix B, provided that no Dealer shall be liable for any losses, liabilities, costs, claims, actions or demands arising from the sale of Notes to any person believed in good faith by such Dealer, on reasonable grounds after making all reasonable investigation, to be a person to whom Notes could legally be sold in compliance with the provisions of Appendix B.

The provisions of clause 6(2) shall apply, mutatis mutandis, to any claim for indemnity pursuant to this sub-clause (3).

7.	AUTHORITY TO DISTRIBUTE DOCUMENTS

(1)	Subject to clause 8 below, each Issuer and the Guarantor hereby authorises each of the Dealers on behalf of the Issuers and the Guarantor to provide copies of and make oral statements consistent with the Offering Circular and such additional written information as the Issuers and/or the Guarantor shall provide to the Dealers or approve for the Dealers to use or such other information as is in the public domain to actual and potential purchasers of Notes. No Dealer is prohibited from, or otherwise restricted in, making oral statements consistent with the Offering Circular or distributing to actual and potential purchasers of Notes any information as is in the public domain provided that such statements and such information shall not be deemed to be authorised by the Issuers or the Guarantor.

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(2)	Each Dealer acknowledges to, and agrees with, the Issuers and the Guarantor that the Issuers and the Guarantor have not authorised it to make representations in connection with any sale or proposed sale of any Notes other than those contained in the Offering Circular or the information approved in writing or provided by the Issuers or the Guarantor pursuant to subclause (1) above (taken together with the Offering Circular).

8.	DEALERS' UNDERTAKINGS

Each Dealer agrees to comply with the restrictions and agreements set out in Appendix B hereto unless otherwise agreed with the relevant Issuer.

9.	FEES, EXPENSES AND STAMP DUTIES

(1)	Each Issuer, failing which (where the Issuer is CSF) the Guarantor, undertakes that it will:

(a) pay (together with any amount in respect of value added tax payable in respect thereof):

(i) the fees and expenses of its legal advisers and auditors;

(ii) the cost of listing and maintaining the listing of any Notes to be issued by it under the Programme which are to be listed on a Stock Exchange; and

(b) pay to Deutsche Bank the amount separately agreed between the Issuers and Deutsche Bank in respect of the fees and expenses incurred by or on behalf of the Dealers in establishing [and updating] the Programme (including the fees and disbursements of the legal advisers appointed to represent the Dealers and the Trustee (including any amounts in respect of value added tax thereon)).

(2)	Each Issuer, failing which (where the Issuer is CSF) the Guarantor, also undertakes that, subject to any agreement to the contrary in or pursuant to a Subscription Agreement or with the relevant Dealer in respect of any particular tranche, it will:
(a)	pay to each Dealer the commissions agreed in connection with and at the time of each sale of Notes to that Dealer (and any amount in respect of value added tax or any other similar tax on value or turnover which is enacted in addition to or in substitution for such value added tax thereon); and

(b)	pay (together with any amount in respect of value added tax or any other similar tax on value or turnover which is enacted in addition to or in substitution for such value added tax thereon):

	(i)	the agreed fees and expenses of the Trustee, the Principal Paying Agent and any Agents (if any);

	(ii)	the agreed expenses in connection with the issue, authentication, packaging and initial delivery of Notes and the preparation and printing of Notes, the Offering Circular and any amendments or supplements thereto (if any); and

	(iii)	the cost of any publicity agreed to by the relevant Issuer in connection with the issue of Notes (if any).

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(3)	Each Issuer, failing which (where the Issuer is CSF) the Guarantor, also undertakes that it will pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax (including any stamp duty reserve tax) payable in connection with the entry into, performance, enforcement or admissibility in evidence of any Note, any of the Agreements or any communication pursuant thereto and that it will indemnify each Dealer against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax and reimburse each Dealer for its costs and expenses reasonably and properly incurred in protecting or enforcing any of its rights under this Agreement.

10.	TERMINATION OF APPOINTMENT OF DEALERS

The Issuers or (as to itself) a Dealer may terminate the arrangements described in this Agreement by giving not less than 30 days' written notice to the other parties hereto. The Issuers may terminate the appointment of a Dealer or Dealers by giving not less than 30 days' written notice to such Dealer or Dealers (with a copy promptly thereafter to all the other Dealers, the Trustee and the Principal Paying Agent). Termination shall not affect any rights or obligations (including but not limited to those arising under clauses 6, 8 and/or 9) which have accrued at the time of termination or which accrue thereafter in relation to any act or omission or alleged act or omission which occurred prior to such time.

11.	APPOINTMENT OF NEW DEALERS

(1)	Nothing in this Agreement shall prevent each Issuer from appointing one or more New Dealers for the duration of the Programme or, with regard to an issue of a particular Tranche of Notes, the relevant Issuer and the Guarantor (where the issuer is CSF) from appointing one or more New Dealers for the purposes of that Tranche, in either case upon the terms of this Agreement and provided that, unless such appointment is effected pursuant to a Subscription Agreement:
	(a)	any New Dealer shall have first delivered to the relevant Issuer an appropriate Dealer Accession Letter; and

	(b)	the relevant Issuer shall have delivered to such New Dealer an appropriate Confirmation Letter.

(2)	Upon receipt of the relevant Confirmation Letter or execution of the relevant Subscription Agreement, as the case may be, each such New Dealer shall, subject to the terms of the relevant Dealer Accession Letter or the relevant Subscription Agreement, as the case may be, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder provided further that, except in the case of the appointment of a New Dealer for the duration of the Programme, following the Issue Date of the relevant Tranche, the relevant New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of such Tranche.

(3)	The relevant Issuer shall promptly notify the other Dealers, the Trustee and the Principal Paying Agent of any appointment of a New Dealer for the duration of the Programme by supplying to such parties a copy of any Dealer Accession Letter and Confirmation Letter. Such notice shall be required to be given in the case of an appointment of a New Dealer for a particular Tranche of Notes to the Trustee and the Principal Paying Agent only.

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12.	INCREASE IN THE AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME

(1)	From time to time the Issuers may wish to increase the aggregate nominal amount of the Notes that may be issued under the Programme. In such circumstances, the Issuers may give notification of such an increase (subject as set out in subclause (2)) by delivering to the Authorised Adviser and any other Listing Agent and the Dealers with a copy to the Trustee and the Principal Paying Agent a letter substantially in the form set out in Appendix D hereto. Upon the date specified in such notice (which date may not be earlier than five London business days after the date the notice is given) and subject to satisfaction of the conditions precedent set out in subclause (2), all references in the Agreements to a Euro Medium Term Note Programme of a certain nominal amount shall be deemed to be references to a Euro Medium Term Note Programme of the increased nominal amount.

(2)	Notwithstanding subclause (1), the right of the Issuers to increase the aggregate nominal amount of the Programme shall be subject to each Dealer having received and found satisfactory all the documents and confirmations described in Part II of the Initial Documentation List (with such changes as may be relevant with reference to the circumstances at the time of the proposed increase as are agreed between the Issuers and the Dealers), and the satisfaction of any further conditions precedent that any of the Dealers may reasonably require, including, without limitation, the production of a supplementary Offering Circular by the Issuers and any further or other documents required by the relevant authority or authorities for the purpose of listing any Notes to be issued on the relevant Stock Exchange. The Arranger shall circulate to the Dealers all the documents and confirmations described in Part II of the Initial Documentation List and any further conditions precedent so required. Any Dealer must notify the Arranger and the Issuers within five London business days of receipt if it considers, in its reasonable opinion, such documents, confirmations and, if applicable, such further conditions precedent to be unsatisfactory and, in the absence of such notification, such Dealer shall be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

13.	STATUS OF THE DEALERS AND THE ARRANGER

(1)	Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Offering Circular, any Pricing Supplement, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

(2)	The Arranger shall have only those duties, obligations and responsibilities expressly specified in this Agreement.

14.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

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15.	COMMUNICATIONS

(1)	All communications shall be by fax or letter delivered by hand or (but only where specifically provided in the Procedures Memorandum) by telephone. Each communication shall be made to the relevant party at the fax number or address or telephone number and, in the case of a communication by fax or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person or department from time to time specified in writing by that party to the other for the purpose. The initial telephone number, fax number and person or department so specified by each party are set out in the Procedures Memorandum.

(2)	A communication shall be deemed received (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this clause. However, if a communication is received after business hours on any business day or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective on the next business day in the place of receipt. Every communication shall be irrevocable save in respect of any manifest error therein.

16.	BENEFIT OF AGREEMENT

(1)	This Agreement shall be binding upon and shall inure for the benefit of each Issuer, the Guarantor and each Dealer and their respective successors and permitted assigns.

(2)	A Dealer may only assign or transfer its rights or obligations under this Agreement with the prior written consent of the Issuers and the Guarantor except for an assignment and/or transfer of all of a Dealer's rights and obligations hereunder in whatever form such Dealer determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to, or to which the Dealer transfers, all or substantially all of the Dealer's assets and business and that assumes such obligations by contract, operation of law or otherwise. If the Dealers assign their rights or transfer their obligations as provided in this clause, the relevant assignee or transferee shall be treated as if it were a party to this Agreement with effect from the date on which such assignment or transfer takes effect;
provided that any transfer shall only become effective when the Issuers have received an undertaking from the transferee to be bound by this Agreement and to perform the obligations transferred to it. Such assignment or transfer shall not affect any rights or obligations (including but not limited to, those arising under clauses 6, 8 and 9) which have accrued at the time of assignment or transfer or which accrue thereafter to the parties in relation to any act or omission or alleged act or omission which occurred prior to such assignment or transfer.

17.	CURRENCY INDEMNITY

If, under any applicable law and whether pursuant to a judgment being made or registered against any Issuer or the Guarantor or in the liquidation, insolvency or analogous process of any Issuer or the Guarantor or for any other reason, any payment under or in connection with this Agreement is made or falls to be satisfied in a currency (the "other currency") other than that in which the relevant payment is expressed to be due (the "required currency") under this Agreement, then, to the extent that the payment (when converted into the required currency at the rate of exchange on the date of payment or, if it is not practicable for the relevant Dealer to purchase the required currency with the other currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so or, in the case of a liquidation, insolvency or analogous process, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency or analogous process) actually received by the relevant Dealer falls short of the amount due under the terms of this Agreement, the Issuers and the Guarantor jointly and severally undertake that they shall, as a separate and independent obligation, indemnify and hold harmless such Dealer against the amount of such shortfall. For the purpose of this clause "rate of exchange" means the rate at which the relevant Dealer is able on the London foreign exchange market on the relevant date to purchase the required currency with the other currency and shall take into account any premium and other reasonable costs of exchange.

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18.	CALCULATION AGENT

(1)	In the case of any Series of Notes which require the appointment of a Calculation Agent the Principal Paying Agent shall act as Calculation Agent, unless the relevant Dealer or, as the case may be, the Lead Manager requests the relevant Issuer to appoint such Dealer or Lead Manager, or a person nominated by such Dealer or Lead Manager (a "Nominee"), as Calculation Agent.

(2)	Should such a request be made to the relevant Issuer the appointment of that Dealer, Lead Manager or Nominee shall be automatic upon the issue of the relevant Series of Notes and shall, except as agreed, be on the terms set out in the Calculation Agency Agreement set out in Schedule 1 to the Agency Agreement, and no further action shall be required to effect the appointment of such Dealer, Lead Manager or Nominee as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include such Series. The name of the Dealer, Lead Manager or Nominee so appointed will be entered in the applicable Pricing Supplement.

19.	STABILISATION

(1)	In connection with the distribution of any Notes, the Dealer (if any) designated as stabilising manager in the applicable Pricing Supplement may over-allot or effect transactions which stabilise or maintain the market price of such Notes and/or any associated securities at a level which might not otherwise prevail, but in doing so such Dealer shall act as principal and not as agent of the relevant Issuer or the Guarantor (where the issuer is CSF). Such stabilising, if commenced, may be discontinued at any time. Any loss resulting from over-allotment and stabilisation shall be borne, and any net profit arising therefrom shall be retained, by the stabilising manager for its own account.

(2)	Each of the Issuers confirms that it has been informed of the existence of the informational guidance published by the Financial Services Authority in relation to stabilisation in Chapter 2 of the Market Conduct Sourcebook (Release 001, 1st December, 2001) contained in the FSA Handbook.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

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21.	GOVERNING LAW

This Agreement and every agreement for the issue and purchase of Notes as referred to in clause 2 shall be governed by, and construed in accordance with, the laws of England.

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APPENDIX A

INITIAL DOCUMENTATION LIST

Part I

1.	A certified copy of the Memorandum and Articles of Association of each Issuer.

2.	A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of each Issuer and the Guarantor:

(a) to approve its entry into the Agreements to which it is a party, the creation of the Programme and the issue of Notes;

(b) to authorise appropriate persons to execute each of the Agreements to which it is a party and any Notes and to take any other action in connection therewith; and

(c) to authorise appropriate persons to enter into agreements with any Dealer on behalf of each Issuer to issue Notes in accordance with clause 2 of this Agreement.

3.	A certified list of the names, titles and specimen signatures of the persons authorised on behalf of each Issuer and the Guarantor in accordance with paragraph 2(c) above.

4.	Certified copies of any other governmental or other consents, authorisations and approvals required for the Issuers to issue or for the Guarantor to guarantee Notes, for the Issuers and the Guarantor to execute and deliver the Agreements to which it is a party and for the Issuers and the Guarantor to fulfil its obligations under the Agreements to which it is a party.

5.	Confirmation that one or more master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of each Issuer as specified in paragraph 2(b) above, have been delivered to the Principal Paying Agent.

6.	Legal opinions addressed to each of the Dealers and the Trustee dated on or after the date of this Agreement, in such form and with such content as the Dealers and the Trustee may reasonably require, from Allen & Overy, legal advisers to the Dealers and the Trustee as to English law.

7.	A conformed copy of each Agreement and confirmation that executed copies of such documents have been delivered, in the case of the Trust Deed, to the Trustee and, in the case of the Agency Agreement, to the Trustee and the Principal Paying Agent (for itself and the other agents party thereto).

8.	A printed final version of the Offering Circular and the Procedures Memorandum.

9.	Confirmation from the Authorised Adviser that the Notes to be issued under the Programme will be listed on the London Stock Exchange.

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10.	Comfort letters from Arthur Andersen as independent auditors of the Issuers and the Guarantor in such form and with such content as the Dealers, the Issuers, the Guarantor and the auditors may agree.

11.	Confirmation that Notes to be issued under the Programme with a maturity of 12 months or more will be rated A2 by Moody's Investors Service Limited ("Moody's"), A by Fitch Ratings Ltd ("Fitch") and A by Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies Inc. ("Standard & Poor's") and that Notes to be issued under the Programme with a maturity of less than 12 months will be rated Prime-1 by Moody's, F1 by Fitch and A-1 by Standard & Poor's.

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Part II

1.	A certified copy of the Memorandum and Articles of Association of each Issuer or confirmation that they have not been changed since they were last submitted to the Dealers.

2.	A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuers and the Guarantor to approve the increase in the amount of the Programme.

3.	Certified copies of any other governmental or other consents, authorisations and approvals required for the increase.

4.	Confirmation that one or more master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of the relevant Issuer as specified in paragraph 2(b) of Part I of the Initial Documentation List, have been delivered to the Principal Paying Agent.

5.	Legal opinions addressed to each of the Dealers and the Trustee dated on or after the date of this Agreement, in such form and with such content as the Dealers and the Trustee may reasonably require from the legal advisers to the Dealers and the Trustee as to English law.

6.	A printed final version of the Offering Circular.

7.	Confirmation from the Authorised Adviser that the Notes to be issued under the increased Programme will be listed on the London Stock Exchange.

8.	Comfort letters from Arthur Andersen as independent auditors of the Issuers and the Guarantor in such form and with such content as the Dealers, the Issuers, the Guarantor and the auditors may agree.

9.	Confirmation from Moody's, Fitch and Standard & Poor's that there has been no change in the ratings assigned by them to the Notes issued under the Programme as a result of the increase.

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APPENDIX B

SELLING RESTRICTIONS

1.	United States

(1)	The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Dealer represents and agrees that it has not offered and sold any Notes, and will not offer and sell any Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part, as determined and certified as provided below, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, each Dealer further represents and agrees that it, its affiliates or any persons acting on its or their behalf have not engaged and will not engage in any directed selling efforts with respect to any Note, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Dealer who has purchased Notes of a Tranche hereunder (or in the case of a sale of a Tranche of Notes issued to or through more than one Dealer, each of such Dealers as to the Notes of such Tranche purchased by or through it or, in the case of a syndicated issue, the relevant Lead Manager) shall determine and certify to the Principal Paying Agent the completion of the distribution of the Notes of such Tranche. On the basis of such notification or notifications, the Principal Paying Agent agrees to notify such Dealer/Lead Manager of the end of the distribution compliance period with respect to such Tranche. Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

"The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of the Securities as determined and certified by the relevant Dealer, in the case of a non-syndicated issue, or the Lead Manager, in the case of a syndicated issue, and except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S."

Terms used in this paragraph 1(1) have the meanings given to them by Regulation S.

(2)	In addition in respect of Notes where TEFRA D is specified in the applicable Pricing Supplement:

	(a)	except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the "D Rules"), each Dealer (a) represents that it has not offered or sold, and agrees that during the restricted period it will not offer or sell, Notes in bearer form to a person who is within the United States or its possessions or to a United States person, and (b) represents that it has not delivered and agrees that it will not deliver within the United States or its possessions definitive Notes in bearer form that are sold during the restricted period;

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(b)	each Dealer represents that it has and agrees that throughout the restricted period it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes in bearer form are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

(c)	if it is a United States person, each Dealer represents that it is acquiring the Notes for purposes of resale in connection with their original issuance and if it retains Notes in bearer form for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. Section l.163-5(c)(2)(i)(D)(6); and

(d)	with respect to each affiliate that acquires Notes from a Dealer for the purpose of offering or selling such Notes during the restricted period, such Dealer repeats and confirms the representations and agreements contained in subparagraphs (a), (b) and (c) on such affiliate's behalf.

Terms used in this paragraph 1(2) have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

(3)	In respect of Notes where TEFRA C is specified in the applicable Pricing Supplement, such Notes must be issued and delivered outside the United States and its possessions in connection with their original issuance. Each Dealer represents and agrees that it has not offered, sold or delivered, and will not offer, sell or deliver, directly or indirectly, such Notes within the United States or its possessions in connection with their original issuance. Further, each Dealer represents and agrees in connection with the original issuance of such Notes that it has not communicated, and will not communicate, directly or indirectly, with a prospective purchaser if such purchaser is within the United States or its possessions and will not otherwise involve its U.S. office in the offer or sale of such Notes.

(4)	Each issue of Index Linked Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the relevant Issuer and the relevant Dealer may agree as a term of the issue and purchase of such Notes, which additional selling restrictions shall be set out in the applicable Pricing Supplement. The relevant Dealer agrees that it shall offer, sell and deliver such Notes only in compliance with such additional U.S. selling restrictions.

2.	United Kingdom

Each Dealer represents and agrees that:

(i) in relation to Notes which have a maturity of one year or more and which are to be admitted to the Official List, it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of such Notes to listing in accordance with Part VI of the FSMA except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended) or the FSMA;

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	(ii)	in relation to Notes which have a maturity of one year or more and which are not to be admitted to the Official List, it has not offered or sold and, prior to the expiry of the period of six months from the Issue Date of such Notes, will not offer or sell any such Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

	(iii)	in relation to any Notes which must be redeemed before the first anniversary of the date of their issue, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the relevant Issuer;

	(iv)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the relevant Issuer or the Guarantor (if the Issuer is CSF); and

	(v)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

3.	Japan

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each Dealer agrees that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws or regulations of Japan.

4.	France

Each Issuer, the Guarantor and each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree that, in connection with their initial distribution, it has not offered or sold, and will not offer or sell, directly or indirectly, Notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France the Offering Circular or any other offering material relating to the Notes, and that such offers, sales and distributions have been and shall be made in France only to qualified investors (investisseurs qualifiés) acting for their own account, as defined in Articles L.411-1 and L.411-2 of the Code Monétaire et Financier and decret no.98-880 dated 1st October, 1998.

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5.	General

Each Dealer agrees that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes the Offering Circular and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and none of the Issuers, the Guarantor or any other Dealer shall have any responsibility therefor.

None of the Issuers, the Guarantor or any of the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.

With regard to each Tranche, the relevant Dealer will be required to comply with such other additional restrictions as the relevant Issuer and the relevant Dealer shall agree and as shall be set out in the applicable Pricing Supplement.

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APPENDIX C

PART I

FORM OF DEALER ACCESSION LETTER - PROGRAMME

[Date]

To:	Cadbury Schweppes Public Limited Company Cadbury Schweppes Finance p.l.c. (the "Issuers")

Cadbury Schweppes Public Limited Company (the "Guarantor")

Dear Sirs,

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY
CADBURY SCHWEPPES FINANCE p.l.c.
Euro Medium Term Note Programme

We refer to the Programme Agreement dated 26th May, 1999 entered into in respect of the above Medium Term Note Programme and made between you and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the "Programme Agreement").

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)	a copy of the Programme Agreement; and

(ii)	a copy of current versions of all documents referred to in Part I of Appendix A of the Programme Agreement,

and have found them to our satisfaction.

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile and attention].

In consideration of the appointment by you of us as a Dealer under the Programme Agreement we hereby undertake, for the benefit of the Issuers, the Guarantor and each of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

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This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully,
[Name of New Dealer]

By:

cc:	The Law Debenture Trust Corporation p.l.c. as Trustee JPMorgan Chase Bank as Principal Paying Agent The other Dealers

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PART II

FORM OF CONFIRMATION LETTER - PROGRAMME

[Date]

To:	[Name and address of New Dealer]

Dear Sirs,

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY
CADBURY SCHWEPPES FINANCE p.l.c.
Euro Medium Term Note Programme

We refer to the Programme Agreement dated 26th May, 1999 (such agreement, as amended, supplemented or restated from time to time, the "Programme Agreement") entered into in respect of the above Medium Term Note Programme and hereby acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We hereby confirm that, with effect from the date hereof, you shall become a Dealer under the Programme Agreement in accordance with clause 11(2) of the Programme Agreement.

Yours faithfully,

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY
CADBURY SCHWEPPES FINANCE p.l.c.

By:

cc:	The Law Debenture Trust Corporation p.l.c. as Trustee JPMorgan Chase Bank as Principal Paying Agent The other Dealers

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PART III

FORM OF DEALER ACCESSION LETTER - NOTE ISSUE

[Date]

To:	[Name of relevant Issuer]
(the "Issuer")

[Cadbury Schweppes public limited company (the "Guarantor")]

Dear Sirs,

[Name of relevant Issuer]
Description of issue]
(the "Notes")

We refer to the Programme Agreement dated 26th May, 1999 and made between Cadbury Schweppes public limited company and Cadbury Schweppes Finance p.l.c. and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the "Programme Agreement").

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)	a copy of the Programme Agreement; and

(ii)	a copy of current versions of such of the other documents referred to in Part I of Appendix A of the Programme Agreement as we have requested,

and have found them to our satisfaction or (in the case of the documents referred to in (ii) above) have waived such production.

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile and attention].

In consideration of the appointment by the Issuer [and the Guarantor] of us as a Dealer under the Programme Agreement in respect of the issue of the Notes we hereby undertake, for the benefit of the Issuer[, the Guarantor] and each of the other Dealers, that, in relation to the issue of the Notes, we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully,
[Name of New Dealer]

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By:

cc:	The Law Debenture Trust Corporation p.l.c. as Trustee JPMorgan Chase Bank as Principal Paying Agent

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PART IV

FORM OF CONFIRMATION LETTER - NOTE ISSUE

[Date]

To:            [Name and address of New Dealer]

Dear Sirs,

[Name of relevant Issuer]
[Description of issue]
(the "Notes")

We refer to the Programme Agreement dated 26th May, 1999 (such agreement, as amended, supplemented or restated from time to time, the "Programme Agreement") and hereby acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We hereby confirm that, with effect from the date hereof, in respect of the issue of the Notes, you shall become a Dealer under the Programme Agreement in accordance with the provisions of clause 11(2) of the Programme Agreement.

Yours faithfully,
[Name of relevant Issuer]

By:

cc:   The Law Debenture Trust Corporation p.l.c. as Trustee
        JPMorgan Chase Bank as Principal Paying Agent

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APPENDIX D

LETTER REGARDING INCREASE IN THE NOMINAL AMOUNT
OF THE PROGRAMME

[Date]

To:    The Dealers and the Authorised Adviser
          (as those expressions are defined in the
          Programme Agreement dated 26th May, 1999,
          as amended, supplemented or restated from
          time to time, (the "Programme Agreement"))

Dear Sirs,

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY
CADBURY SCHWEPPES FINANCE p.l.c.
Euro Medium Term Note Programme

We hereby require, pursuant to clause 12(1) of the Programme Agreement, that the aggregate nominal amount of the above Programme be increased to £[specify] from [specify date which is no earlier than five London business days after the date the notice is given] whereupon (but subject as provided in the next paragraph) all references in the Agreements will be deemed amended accordingly.

We understand that this increase is subject to the satisfaction of the condition set out in clause 12(2) of the Programme Agreement namely that each Dealer shall have received and found satisfactory all the documents and confirmations described in the Part II of the Initial Documentation List (with such changes as may be relevant, with reference to the circumstances at the time of the proposed increase, as are agreed between the Issuers and the Dealers) and the delivery of any further conditions precedent that any of the Dealers may reasonably require.

You must notify the Arranger and ourselves within five London business days of receipt by you of those documents and confirmations and, if applicable, further conditions precedent if you consider (in your reasonable opinion) such documents, confirmations and, if applicable, such further conditions precedent to be unsatisfactory and, in the absence of such notification, you will be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

Terms used in this letter have the meanings given to them in the Programme Agreement.

Yours faithfully,

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY
CADBURY SCHWEPPES FINANCE p.l.c.

By:

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cc:   The Law Debenture Trust Corporation p.l.c. as Trustee
        JP Morgan Chase Bank as Principal Paying Agent

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APPENDIX E

FORM OF SUBSCRIPTION AGREEMENT

[Name of relevant Issuer]

[DESCRIPTION OF ISSUE]

[DATE]

To:      [Names of Managers]
            (the "Managers")

c/o      [Name of Lead Manager]
            (the "Lead Manager")

cc:       The Law Debenture Trust Corporation p.l.c. as Trustee
            JPMorgan Chase Bank as Principal Paying Agent

Dear Sirs,

[Name of relevant Issuer] (the "Issuer") proposes to issue [DESCRIPTION OF ISSUE] (the "Notes") pursuant to the £2,500,000,000 Euro Medium Term Note Programme established by it. [The Notes will be unconditionally and irrevocably guaranteed by Cadbury Schweppes public limited company (the "Guarantor").] The terms of the issue shall be as set out in the form of Pricing Supplement attached to this Agreement as Annexe A.

This Agreement is supplemental to the Programme Agreement (such agreement, as amended supplemented or restated from time to time, the "Programme Agreement") dated 26th May, 1999 made between, inter alia, the Issuer[, the Guarantor] and the Dealers party thereto. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

1.	This Agreement appoints each Manager which is not a party to the Programme Agreement (each a "New Dealer") as a New Dealer in accordance with the provisions of clause 11 of the Programme Agreement for the purposes of the issue of the Notes. The Lead Manager confirms that it is in receipt of the documents referenced below:

	(i)	a copy of the Programme Agreement; and

	(ii)	a copy of such of the documents referred to in Part I of Appendix A of the Programme Agreement as the Lead Manager (on behalf of the Managers) has requested and has confirmed with each New Dealer that it has found them to be satisfactory or (in the case of any or all of the documents referred to in (ii)) has waived such production.

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For the purposes of the Programme Agreement the details of the Lead Manager for service of notices are as follows:

[insert name, address, telephone, facsimile and attention].

In consideration of the Issuer appointing each New Dealer as a Dealer in respect of the Notes under the Programme Agreement, each New Dealer hereby undertakes, for the benefit of the Issuer, [the Guarantor,] the Lead Manager (for itself and each of the other Dealers) and the Managers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received from the Lead Manager. The Issuer [and the Guarantor] hereby confirm that each New Dealer shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes each New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes.

2.	Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer hereby agrees to issue the Notes and the Managers jointly and severally agree to subscribe or procure subscribers for the Notes at a price of [specify] per cent. of the principal amount of the Notes (the "Purchase Price"), being the issue price of [specify] per cent. less a selling [commission/concession] of [specify] per cent. of such principal amount and a combined management and underwriting commission of [specify] per cent. of such principal amount.

3.	The settlement procedures set out in Part 2 of Annexe A to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

(i) the sum payable on the Issue Date shall represent the Purchase Price less any amount payable in respect of Managers' expenses as provided in the agreement referred to in clause 4 of this Agreement;

(ii) "Issue Date" means [specify] a.m. ([specify] time) on [specify] or such other time and/or date as the Issuer and the Lead Manager on behalf of the Managers may agree; and

(iii) "Payment Instruction Date" means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in London) prior to the Issue Date.

4.	The arrangements in relation to expenses have been separately agreed between the Issuer[, the Guarantor] and the Lead Manager.

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5.	The obligation of the Managers to purchase the Notes is conditional upon:

	(i)	the conditions set out in clause 3(2) (other than that set out in clause 3(2)(f)) of the Programme Agreement being satisfied as of the Payment Instruction Date (on the basis that the references in those clauses to "relevant Dealer" shall be construed as references to the Lead Manager) and without prejudice to the aforesaid, the Offering Circular dated [specify] [, as supplemented by [ ],] containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer [and the Guarantor] and nothing having happened or being expected to happen which would require the Offering Circular[, as so supplemented,] to be [further] supplemented or updated; and

	(ii)	the delivery to the Lead Manager on the Payment Instruction Date of:

		(A)	legal opinions addressed to the Managers and the Trustee dated the Issue Date in such form and with such contents as the Lead Manager, on behalf of the Managers, may reasonably require from [legal advisers to the Managers] the legal advisers to the Managers as to English law substantially in the form of the document which has been signed for the purposes of identification (on or before the date of this Agreement) by [legal advisers to the Managers] and [legal advisers to the Issuer];

		(B)	a certificate dated as at the Issue Date signed by a duly authorised officer of the Issuer and a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Guarantor giving confirmation to the effect stated in paragraph (i) of this clause; [and]

		(C)	[comfort letters dated the date hereof and the Issue Date from the independent auditors of each of the Issuer [and the Guarantor] substantially in the form of the document which has been signed for the purposes of identification (on or before the date of this Agreement) by [legal advisers to the Managers] and [legal advisers to the Issuer]; and]

		[(D)]	such other conditions precedent as may be agreed between the Lead Manager and the Issuer.

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for any liability of the Issuer, [or failing the Issuer, the Guarantor] in relation to expenses as provided in the agreement referred to in clause 4 and except for any liability arising before or in relation to such termination), provided that the Lead Manager, on behalf of the Managers, may in its discretion waive any of the aforesaid conditions (other than the condition precedent contained in clause 3(2)(c) of the Programme Agreement) or any part of them.

6.	The Lead Manager, on behalf of the Managers, may, by notice to the Issuer [and the Guarantor], (following consultation with the Issuer, if reasonably practicable) terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if in the opinion of the Lead Manager there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon such notice being given, the parties to this Agreement shall (except for any liability of the Issuer [or, failing the Issuer, the Guarantor] in relation to expenses as provided in the agreement referred to in clause 4 of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

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7.	Clause 21 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

8.	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.	This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:	[ISSUER]

By:

[For:	CADBURY SCHWEPPES PUBLIC LIMITED COMPANY

By:	]

We agree to the foregoing.

For:	[NAMES OF MANAGERS]

By:

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ANNEXE A TO THE SUBSCRIPTION AGREEMENT

[Form of Pricing Supplement]

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SIGNATORIES

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

The Issuers

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY

By:	GILLIAN BUDD

CADBURY SCHWEPPES FINANCE p.l.c.

By:	TERRY BIRD

The Guarantor

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY

By:	GILLIAN BUDD

The Dealers

DEUTSCHE BANK AG LONDON

By:	TIM O'DELL	IAN WHEELER

BANC OF AMERICA SECURITIES LIMITED BNP PARIBAS DRESDNER BANK AG LONDON BRANCH HSBC BANK plc J.P. MORGAN SECURITIES LTD. THE ROYAL BANK OF SCOTLAND plc

By:	TIM O'DELL

NATIONAL AUSTRALIA BANK LIMITED ACN 004 044 937

By:	ALISTAIR PAICE

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CONFORMED COPY

Dated 26th April, 2002

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY
CADBURY SCHWEPPES FINANCE p.l.c.
 as Issuers

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY
as Guarantor
of Notes issued by Cadbury Schweppes Finance p.l.c.

£2,500,000,000
EURO MEDIUM TERM NOTE PROGRAMME

______________________________________________

AMENDED AND RESTATED
PROGRAMME AGREEMENT
______________________________________________

ALLEN & OVERY

London